Exhibit 99.1

News Release

PLUG POWER ANNOUNCES

FOURTH QUARTER AND YEAR END FINANCIAL RESULTS FOR 2006

Company also provides 2007 milestones

LATHAM, N.Y. – March 1, 2007 – Plug Power Inc. (NASDAQ: PLUG), a leader in providing clean, reliable on-site energy products, today announced its financial results for its fourth quarter and year ended December 31, 2006.

REVENUE

Revenue for the fourth quarter of 2006 and year ended December 31, 2006 was $1.0 million and $7.8 million, respectively. This compares with revenue in the same periods in 2005 of $2.7 million and $13.5 million. Revenue is comprised of product and service revenue, as well as research and development contract revenue.

The Company defers product and service revenue at the time units are shipped to the customers. This deferred revenue is accreted into income over the contractual warranty period, which ranges from 12 months to 30 months. In some instances the actual warranty period may exceed the contractual warranty period. In those instances, the accretion period is extended to match the expected warranty period. If it is determined that an actual warranty period may exceed the contractual warranty period, the accretion of the deferred product and service revenue will begin upon the installation of the units and continue through the expected warranty period. Deferred product and service revenue at the end of the year was $2.2 million.

Total shipments for the quarter and year ended December 31, 2006 were 78 units and 152 units, respectively, compared with 53 units and 134 units for the comparable periods of 2005. Of the fourth quarter 2006 shipments, 32 units were on a consignment basis. Total installations for the quarter and year ended December 31, 2006 were 14 units and 94 units, respectively, compared with 23 units and 91 units for the comparable periods of 2005. Units shipped and not installed at December 31, 2006 were 149 (including units shipped on consignment), compared with 99 at the end of 2005.

OPERATIONAL RESULTS

Net loss for the quarter ended December 31, 2006 was $13.3 million, or $0.15 per share, compared with $16.5 million, or $0.19 per share, for the fourth quarter of 2005. Net loss for the year ended December 31, 2006 was $50.3 million, or $0.58 per share, compared with $51.7 million, or $0.66 per share, for the full year 2005.

Cost of product and service revenue for the year ended December 31, 2006 was $4.8 million, an increase of approximately $0.7 million, compared with $4.1 million in 2005, primarily reflecting increased customer support and product materials costs.

General and administrative expenses were $12.3 million for the year ended December 31, 2006, an increase of $3.3 million, compared with $9.0 million for the prior year. This is primarily a result of expenditures to expand the Company’s global sales and marketing activities and to fill key strategic roles at the executive level.

Research and development expenses for the year ended December 31, 2006 were $41.6 million, an increase of $5.3 million compared with $36.3 million for the prior year, reflecting ongoing investments in the Company’s current and future product initiatives. Interest income grew from $2.2 million in 2005 to $8.3 million in 2006 as a result of investment returns from the cash infusion of $217 million from the sale of equity to Smart Hydrogen in June 2006.

ORDERS AND BACKLOG

Orders received during the quarter and year ended December 31, 2006 were 447 and 539, respectively, compared with 117 and 324 for the comparable periods in 2005. Backlog on December 31, 2006 was 572 units, compared with 194 units on December 31, 2005. Of the unit orders in backlog on December 31, 2006, orders for 103 units were older than 12 months. The time periods from receipt of an order to shipment date and installation date vary widely and are determined by a number of factors, including the terms of the customer contract and the customer’s deployment plan. Orders include firm orders, stocking orders and orders that require certain conditions or contingencies and certain redesign elements to be satisfied prior to shipment, some of which are outside of the Company’s control. Orders might not result in an actual shipment and therefore revenue.

CASH AND LIQUIDITY

Net cash used in operating activities for the quarter and year ended December 31, 2006 was $13.3 million and $46.1 million, respectively, compared with $9.8 million and $39.9 million for the comparable periods in 2005. On December 31, 2006, the Company had cash, cash equivalents and marketable securities of $269.1 million.

Reflecting on 2006, Dr. Roger Saillant, President and CEO of Plug Power noted, “As announced in our January 10 press release, we once again achieved the public milestones established for the year. During 2006, we learned about the varying adoption cycles of our customers and the challenges an opportunities associated with moving early adopters into broad scale deployment of new technologies.”

2007 MILESTONES

The Company has established the following milestones for 2007:

•	Install 400 GenCore systems

•	Achieve 50 percent reduction in Plug Power’s GenCore support costs by the end of the fourth quarter

•	Reduce GenCore manufacturing costs by 25 percent

•	Expand into new fuel cell applications through strategic partnerships or acquisitions

•	Contain total net cash used in operating activities to $45-$50 million

“Our strategy is to first deliver mission critical solutions to telecom customers and then identify other industries where fuel cells offer unique advantages,” said Dr. Saillant. “This strategy will help accelerate market adoption, drive high volume production and reduce costs. We believe our milestones for 2007 are metrics that will demonstrate our progress of executing on our strategy.”

About Plug Power

Plug Power Inc. (NASDAQ: PLUG), an established leader in the development and deployment of clean, reliable, on-site energy products, currently integrates fuel cell technology into backup power products for telecommunications, utility and uninterruptible power supply applications. The Company is actively engaged with private and public customers in targeted markets, including the United States, Europe, Middle East, Russia, South Africa and South America. For more information about how to join Plug Power’s energy revolution as an investor, customer, supplier or strategic partner, please visit www.plugpower.com.

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Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to our 2007 milestones and statements regarding our growth plans. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements, including, without limitation, the risk that unit orders will not ship, be installed and/or convert to revenue, in whole or in part. Plug Power’s ability to develop commercially viable on-site energy products; the cost and timing of developing Plug Power’s on-site energy products; market acceptance of Plug Power’s on-site energy products; Plug Power’s ability to manufacture on-site energy products on a large-scale commercial basis; competitive factors, such as price competition and competition from other traditional and alternative energy companies; the cost and availability of components and parts for Plug Power’s on-site energy products; Plug Power’s ability to establish relationships with third parties with respect to product development, manufacturing, distribution and servicing and the supply of key product components; Plug Power’s ability to protect its intellectual property; Plug Power’s ability to lower the cost of its on-site energy products and demonstrate their reliability; the cost of complying with current and future governmental regulations; the impact of deregulation and restructuring of the electric utility industry on demand for Plug Power’s on-site energy products and other risks and uncertainties discussed under “Item IA—Risk Factors” in Plug Power’s annual report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (“SEC”) on March 14, 2006, and the reports Plug Power files from time to time with the SEC. Plug Power does not intend to and undertakes no duty to update the information contained in this press release.

Media Contact:

Cynthia Mahoney White

Plug Power Inc.

Phone: (518) 782-7700 ext. 1973

Mobile: (518) 527-1172

cynthia_mahoneywhite@plugpower.com

Investor Contact:

Deborah K. Pawlowski

Kei Advisors

Phone: (716) 843-3908

Mobile: (716) 310-3949

dpawlowski@keiadvisors.com

Plug Power Inc.

Financial Highlights

Balance Sheets:
(unaudited)
Assets	December 31, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$26,899,866	$21,877,726
Restricted cash	—	385,000
Marketable securities	242,223,202	75,685,634
Accounts receivable	892,641	1,516,969
Inventory	5,558,710	4,692,515
Prepaid expenses and other current assets	3,706,400	1,524,004

Total current assets	279,280,819	105,681,848
Restricted cash	—	3,580,274
Property, plant and equipment, net	18,048,254	19,826,111
Goodwill	10,388,980	10,388,980
Other assets	201,859	307,164

Total assets	$307,919,912	$139,784,377

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,989,983	$2,660,130
Accrued expenses	2,514,990	3,835,973
Due to broker	5,000,000	—
Deferred revenue	2,692,320	3,148,048
Current portion of capital lease obligation and long-term debt	82,000	526,806

Total current liabilities	12,279,293	10,170,957
Long-term debt	—	3,603,641
Other liabilities	1,112,427	1,054,888

Total liabilities	13,391,720	14,829,486
Stockholders’ equity	294,528,192	124,954,891

Total liabilities and stockholders’ equity	$307,919,912	$139,784,377

Statements of Operations:	Three months ended December 31,		Twelve months ended December 31,
(unaudited)
	2006	2005	2006	2005
Revenue
Product and service revenue	$380,517	$1,040,748	$2,656,475	$4,880,505
Research and development contract revenue	659,829	1,687,611	5,179,275	8,605,900

Total revenue	1,040,346	2,728,359	7,835,750	13,486,405
Cost of revenue and expenses
Cost of product and service revenue	1,514,181	1,618,609	4,832,994	4,097,647
Cost of research and development contract revenue	1,413,159	2,541,063	7,636,662	12,075,731
Research and development expense:
Noncash stock-based compensation	726,242	437,970	2,819,368	1,574,101
Other research and development	10,261,389	8,810,867	38,757,866	34,745,181
General and administrative expense:
Noncash stock-based compensation	361,047	647,478	1,446,762	1,526,166
Other general and administrative	3,020,888	1,591,422	10,821,100	7,446,840

Operating loss	(16,256,560)	(12,919,050)	(58,479,002)	(47,979,261)
Interest income	2,987,239	941,834	8,340,250	2,166,740
Interest expense	(12,549)	(37,464)	(170,835)	(145,583)

Loss before equity in losses of affiliates	(13,281,870)	(12,014,680)	(50,309,587)	(45,958,104)
Equity in losses of affiliates	—	(4,438,355)	—	(5,785,358)

Net loss	$(13,281,870)	$(16,453,035)	$(50,309,587)	$(51,743,462)

Loss per share: Basic and diluted	(0.15)	(0.19)	(0.58)	(0.66)

Weighted average number of common shares outstanding	86,264,500	85,754,511	86,100,326	78,463,236

	Three months ended December 31,		Twelve months ended December 31,
Statements of Cash Flows Data:	2006	2005	2006	2005
(unaudited)
Net loss	$(13,281,870)	$(16,453,035)	$(50,309,587)	$(51,743,462)
Adjustments to reconcile net loss to net cash	1,863,347	5,639,894	8,113,560	12,715,481
Changes in assets and liabilities	(1,901,566)	1,030,427	(3,911,085)	(841,091)

Net cash used in operating activities	$(13,320,089)	$(9,782,714)	$(46,107,112)	$(39,869,072)

Purchase of property, plant and equipment	$(160,000)	$630,577	$(1,274,794)	$(999,582)
Proceeds from disposal of property, plant and equipment	—	—	—	5,000
Loan to potential investee	(1,000,000)	—	(1,000,000)	—
Due to broker	5,000,000	—	5,000,000	—
Proceeds from maturities of marketable securities	177,950,622	83,371,710	852,968,512	177,351,026
Purchases of marketable securities	(184,931,926)	(104,193,498)	(1,019,319,441)	(204,938,727)

Net cash used in investing activities	$(3,141,304)	$(20,191,211)	$(163,625,723)	$(28,582,283)

Proceeds from issuance of stock, net	$83,858	$(37,784)	$214,442,129	$70,580,736
Proceeds from shares issued for stock option exercises and employee stock purchase plan	175,024	204,816	396,019	890,835
Cash released from (placed in) escrow	3,965,274	365,000	3,965,274	365,000
Principal payments on long-term debt and capital lease obligations	(3,906,641)	(433,762)	(4,048,447)	(484,257)

Net cash (used in) provided by financing activities	$317,515	$98,270	$214,754,975	$71,352,314